Exhibit 10.1

AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT (this “Agreement”) is made as of November 10, 2020, by and between Sotera Health Company, a Delaware corporation (the “Company”), and Michael B. Petras, Jr. (“Executive”). Capitalized terms used but not otherwise defined herein are defined in Section 4 hereof.

WHEREAS, Executive entered into a senior management agreement with Sotera Health LLC (f/k/a/ Sterigenics International LLC) as of May 25, 2016 (the “Prior Agreement”), pursuant to which Sotera Health LLC agreed to employ Executive as Chief Executive Officer of Sotera Health LLC and Executive accepted such employment;

WHEREAS, Sotera Health LLC assigned its rights and obligations under the Prior Agreement to the Company in connection with a corporate reorganization, in accordance with Section 6(g) of the Prior Agreement;

WHEREAS, the Company and Executive wish to enter into an amended and restated agreement containing the terms and conditions pursuant to which the Company will continue to employ Executive as Chief Executive Officer and Executive will serve as Executive Chairman of the Board; and

WHEREAS, this Agreement will supersede the Prior Agreement in its entirety, conditioned on the consummation of the closing of the Company’s initial public offering (the “IPO”) and in the event the closing of the IPO does not occur this Agreement shall be null and void and the Prior Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Employment. Effective as of the date of the closing of the IPO, the Company agrees to continue to employ Executive, and Executive accepts such employment, for the period beginning on the date hereof and ending upon his Separation pursuant to Section 1(c) hereof (the “Employment Period”).

(a) Position; Duties; Principal Place of Employment.

(i) During the Employment Period, Executive shall serve as Chief Executive Officer of the Company and each other corporate holding or service company and such other Subsidiaries as are considered appropriate by the Board and shall have the normal duties, responsibilities and authority implied by such position, including, without limitation, the responsibilities associated with the Chief Executive Officer of the Company and such other activities as are reasonably directed by the Board and the managers, board of managers or board of directors of each of the Company’s Subsidiaries, subject in each case to the power of the Board to expand such duties, responsibilities, positions and authority and to otherwise override actions of officers.

Effective as of the IPO, Executive shall also serve as the Executive Chairman of the Board.

(ii) Executive in his capacity as Chief Executive Officer shall report to the Board, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries. Executive will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of his duties and responsibilities either directly or indirectly without the prior written consent of the Board.

(iii) Executive’s principal place of employment shall be the Company’s offices in the greater Cleveland, Ohio area. Executive acknowledges and agrees that Executive may be required to travel from time to time, as reasonably requested by the Board, in order to perform his duties under this Agreement.

(b) Salary, Bonus, IPO Equity Awards and Benefits.

(i) During, the Employment Period, the Company will pay Executive a base salary of $1,000,000.00 per annum (as the same may be increased from time to time in the sole discretion of the Board following a review to be performed no less frequently than annually, the “Annual Base Salary”).

(ii) During the Employment Period, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) in respect of each fiscal year occurring during the Employment Period subject to Executive’s continued employment through the payment date of the Annual Bonus. The target Annual Bonus will be 125% of the Annual Base Salary (the “Annual Bonus Opportunity”). The maximum Annual Bonus will be 250% of the Annual Base Salary. The actual Annual Bonus for any fiscal year shall be determined by the Board based upon the performance of Executive and the achievement by the Company and its Affiliates of performance goals and objectives set by the Board. Any Annual Bonus will be paid at the same time as the Company pays annual bonuses to its other senior executives.

(iii) On or prior to (but contingent upon) the closing of the IPO, Executive will be granted the following equity awards under the Sotera Health Company 2020 Omnibus Incentive Plan (the “Company Equity Incentive Plan”): (A) nonqualified stock options to purchase the Company’s common stock with a grant date fair value equal to $9,000,000 (as determined by the Compensation Committee of the Board (the “Committee”), according to standard option valuation methodology) and an exercise price equal to the fair market value of the Company’s common stock on the grant date (as determined by the Committee in accordance with the Company Equity Incentive Plan), and (B) restricted stock units with a grant date fair value equal to $6,000,000 (together, the “IPO Equity Awards”). The IPO Equity Awards will be subject to the terms and conditions of the Company Equity Incentive Plan and the applicable award agreements evidencing such IPO Equity Awards, which shall provide the following terms and conditions: (I) the IPO Equity Awards shall vest in equal twenty-five percent (25%) installments on each of the first four (4) anniversaries of the grant date, subject to

Executive’s continued employment with the Company through each applicable vesting date; (II) subject to the Executive’s satisfaction of the Release Requirement (as defined below), two (2) years of additional vesting credit upon a termination by the Company without Cause or by Executive with Good Reason; provided, that, in the event Executive breaches any of the provisions of such general release or Section 2 or Section 3 hereof, the Executive shall immediately forfeit any portion of the IPO Equity Awards that vested pursuant to this clause (II) and shall be required to pay to the Company, on an after-tax basis, any of the proceeds Executive received in connection with the sale or transfer of any shares of the Company’s common stock received in connection with the exercise or settlement of any such portion of the IPO Equity Awards; (III) full vesting upon Executive’s Retirement (excluding awards that were granted within 12 months before such Retirement); (IV) two (2) years of additional vesting credit upon Executive’s death or Disability; and (V) full vesting upon (x) a Change in Control (as defined in the Company Equity Incentive Plan) where the acquiror does not assume or substitute the outstanding unvested IPO Equity Awards or (y) following a Change in Control where the acquiror assumes or substitutes outstanding unvested IPO Equity Awards and Executive is terminated without Cause or Executive terminates his employment with Good Reason, in either case, within the one (1) year period immediately following such Change in Control. The amount, type and vesting schedule of any future equity awards granted to Executive shall be determined by the Board or the Committee in its discretion; provided, however, that the applicable award agreements evidencing such equity awards shall provide time-based vesting protections that are no less favorable to Executive than those set forth in the foregoing clauses (I) (which, with respect to any performance-based equity awards, will be measured based solely upon the absolute length of the vesting period and not require annual pro-rata vesting), (II), (III), (IV) and (V) of this Section 1(b)(iii) (the “Vesting Protections”); provided, further, that to the extent any such equity award is subject to any performance or performance-based vesting conditions, as determined in the discretion of the Board or the Committee, the foregoing Vesting Protections shall only be applied with respect to the service or time-based component of such award and any performance or performance-based vesting component of such award shall be determined based on actual performance over the relevant performance period.

(iv) During the Employment Period, Executive will be entitled to (A) participate in all other employee benefit plans, programs and arrangements of the Company and its Subsidiaries as may be in effect from time to time and that apply to employees of the Company and its Subsidiaries generally or to their respective executive officers, as the case may be, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans, programs and arrangements as may be in effect from time to time, (B) participate in and receive any fringe benefits and perquisites that may become available to the executive employees of the Company and its Subsidiaries as may be in effect from time to time and (C) reimbursement for all business-related out-of-pocket expenses in a manner consistent with the Company’s business expense reimbursement policies, as may be in effect from time to time. Nothing in this Agreement shall preclude the Company from amending or terminating any such plans, programs, arrangements, perquisites or policies at any time in its sole discretion. During the Employment Period, Executive shall be entitled to 5 weeks of paid vacation per calendar year.

(v) The Company agrees that, effective as of the IPO, it will enter into an indemnification agreement with Executive in the form publicly filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed in connection with the IPO (the “Indemnification Agreement”).

(c) Separation.

(i) The Employment Period will continue until (A) Executive resigns his employment with or without Good Reason, (B) Executive’s death or Disability or (C) Executive’s employment is terminated by the Company with or without Cause. For the avoidance of doubt, the termination of the Employment Period and Executive’s employment due to Executive’s death or Disability shall not be considered a termination of Executive’s employment without Cause. Any termination of the Employment Period and Executive’s employment with the Company (other than a termination of employment due to Executive’s death) shall be communicated by a written notice (the “Notice of Termination”) that states the basis of such termination and is delivered to the non-terminating party, in accordance with Section 5 hereof. For purposes of this Agreement, the date of Separation shall mean (1) if the termination of Executive’s employment occurs due to Executive’s death, the date of Executive’s death, (2) if the termination of Executive’s employment occurs due to Executive’s Disability, the date on which Executive receives a Notice of Termination from the Company, (3) if the termination of Executive’s employment occurs due to Executive’s resignation without Good Reason, the date specified in the Notice of Termination from Executive, which must be at least ninety (90) days following the date of delivery of the Notice of Termination to the Company, unless the date of Separation is accelerated by the Company to any date following delivery of the Notice of Termination by Executive and (4) if the termination of Executive’s employment occurs for any other reason, the date set forth in the Notice of Termination, provided that (x) such date must accommodate any applicable cure periods expressly provided to the parties hereunder to the extent such cure periods have not yet lapsed and (y) the parties may otherwise agree on a later date.

(ii) Within thirty (30) days following the date of Executive’s Separation for any reason, Executive will receive a cash payment equal to the sum of (A) any accrued but unpaid Annual Base Salary through the date of the Separation, (B) any accrued and unused vacation days, if any, at his per-business-day Annual Base Salary rate and (C) any unpaid business expense reimbursements due to Executive in accordance with Section 1(b) above ((A), (B) and (C) collectively, the “Accrued Obligations”).

(iii) If Executive’s employment is terminated by the Board without Cause or by Executive for Good Reason, in either case, then the Company shall also pay to Executive an amount equal to two times his Annual Base Salary (determined before any reduction that gave rise to Executive’s right to terminate employment for Good Reason), as in effect immediately prior to such Separation, which shall be payable in a lump sum within 60 days of the date of the Separation (the “Salary Amount”). In addition, following such termination without Cause or resignation for Good Reason, if Executive elects COBRA continuation coverage, the Company shall reimburse Executive on a monthly basis for a portion of the COBRA premiums paid for by Executive for himself and his eligible dependents such health insurance coverage during the Severance Period at the same rate as it pays for health insurance coverage for its active employees (with Executive required to pay for the employee paid portion of such coverage) (the “COBRA Amount” and collectively with the Salary Amount, the “Severance Payments”), provided, however, that if Executive becomes re-employed with another employer, Executive shall be obligated to provide the Company with written notice of his new employment within 5 business days of obtaining such new employment and the reimbursement by the Company of the COBRA Amount shall cease and the Company shall have no further obligation in connection therewith. The “Severance Period” means a period of 12 months following the date of Separation.

(iv) Notwithstanding anything herein to the contrary, (A) payment of the Severance Benefits shall commence on the sixtieth (60th) day following the date of Separation (the “Release Date”) subject to Executive’s execution and delivery to the Company of a general release in substantially the form of Exhibit A attached hereto (and such release being in full force and effect and having not been timely revoked in accordance with its terms) (the “Release Requirement”) and (B) Executive shall be entitled to receive such Severance Payments only so long as Executive has not breached any of the provisions of such general release or Section 2 or Section 3 hereof. If the Release Requirement is satisfied, then the portion of the Severance Payments which would otherwise have been paid during the period between the date of Separation and the Release Date shall instead be paid as soon as reasonably practicable following the Release Date. If the Release Requirement is not satisfied as of the Release Date, Executive shall not be entitled to any Severance Payments and the Company shall have no further obligations in connection with the Severance Payments.

(v) Except (x) as specifically set forth in this Agreement and (y) for accrued benefits that are earned and vested as of Executive’s date of Separation under the then applicable terms and conditions of any employee benefit plan of the Company in which Executive participates, including, without limitation, any life insurance and/or disability policy or any employee benefit plan maintained by the Company and governed by the Employee Retirement Income Security Act, including any claim to continued health coverage under COBRA, Executive covenants and agrees that Executive shall not be entitled to any other form of severance or termination payments or benefits from the Company or any of its Subsidiaries. Executive also covenants and agrees that Executive will not be entitled to participate in, or receive any payments or benefits otherwise payable under, any severance plan, program, policies, practices or arrangements of the Company or any of its Subsidiaries. The foregoing notwithstanding, Executive is not waiving any rights to additional vesting of any of his then outstanding equity and/or long-term incentive awards to which he is expressly entitled under the terms and conditions of the written plan documents and agreements pursuant to which such awards were granted.

(vi) Executive agrees that in the event his employment with the Company is terminated for any reason, he will cease using and return to the Company any and all property of the Company or any of its Subsidiaries which Executive possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, cell phones or home office equipment) by no later than Executive’s date of Separation.

(d) Code Section 409A Compliance.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) Notwithstanding anything herein to the contrary, (A) the Severance Payments shall be paid only in connection with a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Code Section 409A and each reference to “Separation,” “date of Separation,” “termination of employment” or such similar term shall be interpreted to mean a “separation from service” and (B) if Executive is a “specified employee” as such term is defined under Code Section 409A, payment of the Severance Payments shall be delayed for a period of six (6) months following Executive’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Code Section 409A. If the payments are delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

(iii) For purposes of compliance with Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

2. Confidential Information.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that all information, observations and data (including trade secrets) obtained by him during the course of his employment with the Company concerning the business or affairs of the Company and its Affiliates (“Confidential Information”) are the property of the Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which Executive becomes aware during the Employment Period. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account any Confidential Information without the Board’s written consent, unless and to the extent that the Confidential Information (A) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (B) is required to be disclosed pursuant to any applicable law or court order or pursuant to a request by a governmental entity, provided that in the event of a request described in clause (B), Executive shall (i) promptly notify the Company of the existence, terms and circumstances surrounding such a request, (ii) consult with the Company on the advisability of taking steps to resist or narrow such request, and (iii) cooperate with the Company, in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information that is required to be disclosed. Executive shall deliver to the Company at his Separation, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (x) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (y) require notification or prior approval by the Company of any reporting described in provision (x); provided that, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings is made under seal.

(b) Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by

Executive (either solely or jointly with others) while employed by the Company or any of its Subsidiaries or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or the relevant Affiliate, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or any of its Affiliates shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or any of its Affiliates all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company and at the Company’s expense (whether during or after the Employment Period) to establish and confirm the Company’s or the relevant Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 2(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company or any of its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or any of its Affiliates) or use, except in connection with his work for the Company or any of its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d) Use of Information of Prior Employers. During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or any of its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

3. Noncompetition; Nonsolicitation; Non-Disparagement. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its Affiliates’ trade secrets and with other confidential information concerning the Company and its Affiliates and that his services will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, Executive agrees that:

(a) Noncompetition.

(i) During the Employment Period and the 24-month period thereafter (such period, together with the Employment Period, is referred to herein as the “Restricted Period”), Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in, (x) any business or enterprise that provides outsourced or contract sterilization or ionization services, microbiological or analytical laboratory testing services, or the production, processing, distribution, supply or installation of radiation sources or irradiators, from within the Restricted Territory or for any customer or other Person located in the Restricted Territory or (y) any business or enterprise that the Company or any of its Subsidiaries engage in during the Employment Period ((x) and (y) together, the “Business”). For purposes of this Agreement, “Restricted Territory” means the United States, Canada and each other country in which the Company or any of its Subsidiaries currently has, has had or has prepared or taken steps to conduct any operations, in each case, as of the date of Separation.

(ii) Nothing contained in this Section 3(a) shall prohibit Executive from (x) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation or (y) working for a division, entity or subgroup of any of such companies that engages in the Business so long as neither such division, entity or subgroup nor Executive engages in the Business.

(b) Nonsolicitation.

(i) During the Restricted Period, Executive shall not directly or indirectly through another entity: (A) induce or attempt to induce any employee of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any employee thereof or (B) hire any person who was an employee of the Company or any of its Affiliates within 180 days after such person ceased to be an employee of the Company or any of its Affiliates.

(ii) During the Restricted Period, Executive shall not directly or indirectly through another entity, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliates or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or such Affiliates.

(c) Mutual Non-Disparagement. Executive agrees that he will not, any time during the Employment Period and thereafter, directly or indirectly, other than in connection with the good faith performance of his duties or exercise of his rights hereunder, disparage (A) the Sponsors, (B) or the Company or any of its Affiliates (the “Company Group”), (C) the business, property or assets of the Sponsors or any member of the Company Group, or (D) any of the former, current or future officers, directors, employees or shareholders of the Sponsor or any member of the Company Group. The Company agrees to instruct its executive officers not to, directly or indirectly, other than in connection with the good faith performance of their duties or exercise of their rights, disparage Executive. Nothing in this Section 3(c) shall be construed to limit the ability of any Person to disclose information and documents, or give truthful testimony, pursuant to a subpoena, court order or a government investigative matter or to provide, during the Employment Period truthful statements necessary to the performance of Executive’s duties as Chief Executive Officer of the Company and Executive Chairman of the Board, in each case, subject to and as provided in Section 2.

(d) Enforcement. If, at the time of enforcement of Section 2 or this Section 3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or any of its Affiliates and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(e) Additional Acknowledgments. Executive acknowledges that the provisions of this Section 3 are in consideration of: (i) employment with the Company, (ii) the prior grant of an equity interest in an Affiliate of the Company and (iii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 2 and this Section 3 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges that (x) the business of the Company and its Affiliates will be conducted throughout the United States and other jurisdictions where the Company or its Affiliates conduct business during the Employment Period, (y) notwithstanding the state of organization or principal office of the Company or any of its Affiliates, or any of their respective executives or employees (including Executive), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within its industry throughout the United States, Canada and other jurisdictions where the Company or any of its Affiliates conduct business during the Employment Period and (z) as part of his responsibilities, Executive will be traveling throughout the United States, Canada and other jurisdictions where the Company or its Affiliates conduct business during the Employment Period in furtherance of the Company and its Affiliates’ business and its relationships. Executive agrees and acknowledges that the potential harm to the Company and its Affiliates of the non-enforcement of any provision of Section 2 or this Section 3 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and consulted with legal counsel of his choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

GENERAL PROVISIONS

4. Definitions.

“Affiliate” means (i) with respect to any particular Person, any Person controlling, controlled by or under common control with such Person or an Affiliate of such Person, and (ii) with respect to any of the Sponsors, any Person controlling, controlled by or under common control with such Sponsor.

“Board” means the board of directors of Sotera Health Company.

“Cause” means (i) Executive’s intentional unauthorized use or disclosure of the confidential information or trade secrets of the Company and its Affiliates, the Sponsors or any of its Affiliates or any of their respective customers or suppliers, which use or disclosure causes or is demonstrably likely to cause a Material Injury (as defined below) to any such Person, (ii) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States, Canada or any province or state thereof or the laws of any other jurisdiction in which Executive resides, (iii) Executive’s engagement in any fraud, willful misconduct or gross neglect in the performance of his material duties hereunder, or in any other willful misconduct which has directly caused a Material Injury to the Company or any of its Affiliates, the Sponsors or any of their Affiliates or any of their respective customers or suppliers, (iv) Executive willfully engaging in any act or omission involving dishonesty, breach of trust, unethical business conduct or moral turpitude, in each case involving the Company or any of its Affiliates, the Sponsors or any of their Affiliates or any of their respective customers or suppliers and which act or omission causes or is demonstrably likely to cause a Material Injury to any such Person, (v) Executive’s intentional failure to perform lawful assigned duties after receiving written notification from the Board and Executive’s failure to correct such deficiencies within 30 days after receiving such written notification or (vi) any breach by Executive of Section 3(a) of this Agreement or any material breach by Executive of (1) Section 2 or Section 3(b) of this Agreement or (2) any other restrictive covenants to which Executive may be subject.

“Disability” means Executive becoming disabled for purposes of the long-term disability plan of the Company for which Executive is eligible, or if no long-term disability plan exists, then, “Disability” shall mean that by virtue of ill health or other disability Executive is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period. Any question regarding the existence of Executive’s Disability on which Executive and the Company cannot agree will be determined by a qualified independent physician selected by the Company, with the prior written approval of Executive, such approval not to be unreasonably withheld, which will be final and conclusive for all purposes of this Agreement.

“Good Reason” means without Executive’s prior written consent (i) any material reduction in Executive’s title, status or authority, including the failure to elect Executive to serve as the Executive Chairman of the Board (it being understood that the Board’s election of a Lead Independent Director shall not be grounds for Good Reason, provided that Executive continues to serve as Executive Chairman), (ii) any material reduction of Executive’s responsibilities or assignment of duties inconsistent with the position of Chief Executive Officer, (iii) any material reduction of (1) Executive’s Annual Base Salary or Annual Bonus Opportunity, (2) Executive’s other compensation or (3) the aggregate value of Executive’s benefits or (iv) failure to grant the IPO Equity Awards as described in Section 1(b)(iii) or the failure of the Board or the Committee to provide the Vesting Protections in respect of any future equity award granted by the Company to the Executive; provided that, in order for an event to constitute Good Reason for any purpose hereunder, Executive must, within 30 days after the date Executive learned or could reasonably have been expected to have learned of the occurrence of such event, provide the Board with written notice of his objection to such event, and, even if such notice is timely delivered, such event shall not constitute Good Reason for any purpose hereunder if substantially all detriment otherwise resulting to Executive from such action can be cured by appropriate action which the Company causes to be taken within 30 days following the Board’s receipt of Executive’s written notice (such period, the “Cure Period”); provided, further, in order for an event to constitute Good Reason for any purpose hereunder, Executive must, within 30 days after expiration of the Cure Period, deliver a written notice to the Company of his resignation, which resignation shall be effective on the date immediately following the Company’s receipt of such notice (or on such other day mutually agreed upon by the Company and Executive).

“Material Injury” means any change, event, circumstance or effect to the business, assets (including intangible assets), capitalization, financial condition, prospects, operations or results of operations of the Company taken as a whole with its Affiliates, except to the extent that any such change, event, circumstance or effect results from changes in general economic conditions or changes affecting the industry generally in which the Company operates, that has a material adverse effect on the interests of the equityholders of the Company and its Affiliates as a whole.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Retirement” shall mean the Executive’s voluntary retirement following the date on which the sum of the Executive’s attained age and years of service with the Company equals or exceeds 65.

“Separation” means Executive ceasing to be employed by the Company and its respective Affiliates for any reason.

“Sponsor” shall have the meaning set forth in the Stockholders Agreement by and among Sotera Health Company and the Stockholders party thereto that is entered into in connection with, and effective upon, the IPO.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly by that Person or indirectly through one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly by that Person or indirectly through one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid), (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or (iv) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. EST on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below (or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party):

If to Company:

Sotera Health Company

9100 South Hills Blvd, Suite 300

Broadview Heights, Ohio 44147

Attn: General Counsel

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Michael J. Albano

If to Executive, to the most recent address shown on the records of the Company.

6. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Attorney Fees. The Company agrees to reimburse the Executive for up to $50,000 in attorney fees in connection with the review, negotiation and documentation of this Agreement and any related documents including, for avoidance of doubt, any equity award agreements, lock-up agreement, and stockholder agreement. Any such reimbursement will be paid as soon as reasonably practicable, but in no event more than thirty (30) days, after receipt by the Company of reasonable documentation evidencing such expenses, including without limitation appropriate invoices and time detail from the applicable service provider.

(c) Complete Agreement. This Agreement, those documents expressly referred to herein (including the Indemnification Agreement) and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties with respect to the subject matter hereof, written or oral, which relate to the subject matter hereof in any way, including, but not limited to, any employment, severance, bonus or similar agreements with the Company or any of its Affiliates.

(d) Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company or any of its Affiliates may be entitled or required by law or the requirements of an exchange on which the Company’s or any of its Affiliates’ shares are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company or any of its Affiliates.

(e) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(f) Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(g) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and Executive and their respective successors and assigns. Neither the Company nor Executive may assign their rights or obligations under this Agreement to any third party without the prior written consent of the other party; provided, however, that the Company may assign this Agreement without the prior written consent of Executive in connection with a corporate reorganization, restructuring, sale, merger or other similar event.

(h) Choice of Law. The laws of the State of Delaware will govern all questions concerning the relative rights of the Company and all other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph after the Employment Period, Executive’s availability shall be subject to his other employment and/or business obligations and the Company shall reimburse Executive for reasonable travel and other out-of-pocket expenses (including lodging and meals, upon submission of receipts) and shall compensate Executive at an hourly rate consistent with his Annual Base Salary hereunder.

(j) Arbitration. Any dispute, claim or controversy arising under or in connection with this Agreement or Executive’s employment hereunder or the termination thereof shall (except to the extent otherwise provided in Section 3(d) with respect to injunctive relief) be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) and carried out in Cleveland, Ohio. The arbitration shall be conducted in accordance with the AAA’s Commercial Arbitration Rules in effect at the time of the arbitration (the “AAA Rules”), except as modified herein. There shall be one arbitrator mutually selected by the Company and Executive, within thirty (30) days of receipt by respondent of the demand for arbitration. If the Company and Executive cannot mutually agree on an arbitrator within thirty (30) days, then an arbitrator shall be promptly appointed by the AAA in accordance with the AAA Rules.

(i) The arbitration hearings shall (except to the extent otherwise reasonably provided by the arbitrator for good cause or as otherwise mutually agreed by the parties) commence within forty-five (45) days after the appointment of the arbitrator; the arbitration shall (except to the extent otherwise reasonably provided by the arbitrator for good cause or as otherwise mutually agreed by the parties) be completed within sixty (60) days of commencement of the hearings; and the arbitrator’s award shall be made within thirty (30) days following such completion.

(ii) The arbitrator may award any form of relief permitted under this Agreement and applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The arbitrator shall have no jurisdiction to vary the express terms of this Agreement. The arbitrator may award attorney’s fees. The award shall be in writing and shall state the reasons for the award.

(iii) The decision rendered by the arbitrator shall be final and binding on the parties and may be entered in any court of competent jurisdiction. The parties waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

(k) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(l) [Reserved.]

(m) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(n) Tax Withholding. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in the Company, including, without limitation, wages, bonuses, dividends, the receipt of equity and/or the receipt or vesting of restricted equity.

(o) Termination. This Agreement (except for the provisions of Sections 1(a) and 1(b)) shall survive a Separation and shall remain in full force and effect after such Separation.

(p) Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email via portable document format (.pdf), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email via portable document format (.pdf) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by email via portable document format (.pdf) as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(q) Golden Parachute Cutback.

(i) If the aggregate of all amounts and benefits due to Executive (or his beneficiaries), under this Agreement or any plan, program, agreement or arrangement of the Company Group (or any payments, benefits or entitlements by or on behalf of any Person that effectuates a related transaction) (collectively, “Change in Control Benefits”), would cause Executive to have “parachute payments” as such term is defined in and under Section 280G of the Code, and would result in the imposition of excise taxes pursuant to Section 4999 of the Code, the Company Group will reduce (or cause to be reduced) any such payments and benefits so that the Parachute Value of all Change in Control Benefits, in the aggregate, equals the Safe Harbor Amount minus $1,000.00, but only if, by reason of such reduction, the Net After-Tax Benefit shall exceed the Net After-Tax Benefit if such reduction were not made (a “Required Reduction”). The determinations with respect to this Section 6(q)(i) shall be made by an independent auditor (the “Auditor”). The Auditor shall be a nationally-recognized United States public accounting firm chosen, and paid for, by the Company in consultation with Executive. Notwithstanding any provision to the contrary in this Agreement or in any other applicable any plan, program, agreement or arrangement of the Company Group, any Required Reduction shall be implemented as follows: first, by reducing any cash payments to be made to Executive under Section 1(c) above; second, by reducing the cash portions of any payments payable to Executive under any other agreements, policies, plans, programs or arrangements; and third, then by reducing non-cash portions of any payments or entitlement payable to Executive; provided that in all events any payment or entitlement which receives the favorable valuation under Q&A 24(b) and (c) of Treas. Reg. §1-280G shall not be reduced before all payments or entitlements which do not receive such favorable valuation have been reduced.. In the case of the reductions to be made pursuant to each of the above-mentioned sequencing, the payment and/or benefit amounts to be reduced shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Code, and (y) only to the extent necessary to achieve the Required Reduction.

(ii) It is possible that after the determinations and selections made pursuant to Section 6(q)(i) Executive will receive Change in Control Benefits that are, in the aggregate, either more or less than the limitations provided in Section 6(p)(i) above (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). In the event that it is determined (1) pursuant to a final and conclusive determination (x) by arbitration under Section 6(j) above, (y) by a court of competent jurisdiction, or (z) an Internal Revenue Service proceeding, or (2) by the Auditor upon request by Executive or the Companies, that an Excess Payment has been made, then Executive shall refund the Excess Payment to the Companies promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Section 1274 (d) of the Code), or such higher rate as is necessary to ensure that the Change in Control Benefits are less than the Safe Harbor Amount, times a fraction whose numerator is the number of days elapsed from the date of Executive’s receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (1) pursuant to a final and conclusive determination (x) by arbitration under Section 6(j) above, (y) by a court of competent jurisdiction, or (z) an Internal Revenue Service proceeding, or (2) by the Auditor upon request by Executive or the Company, that an Underpayment has occurred, a member of the Company Group shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination.

(iii) All determinations made by the Auditor under this Section 6(p) shall be binding upon the Company Group and Executive and shall be made as soon as reasonably practicable following the event giving rise to the Change in Control Benefits, or such later date on which a Change in Control Benefit has been paid.

(iv) Definitions. The following terms shall have the following meanings for purposes of this Section 6(q).

(A) “Net After-Tax Benefit” shall mean the present value (as determined in accordance with Section 280G(d)(4) of the Code) of the Change in Control Benefits net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies is likely to apply to Executive in the relevant tax year(s).

(B) “Parachute Value” of a Change in Control Benefit shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Change in Control Benefit that constitutes a “parachute payment” under Section 280G(b)(2) of the Code and its implementing regulations, as determined by the Auditor for purposes of determining whether and to what extent the parachute tax will apply to such Change in Control Benefit.

(C) The “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code and its implementing regulations.

(r) Representations and Acknowledgements.

(i) Executive acknowledges (A) that he has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment and (B) that the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree and upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(ii) The Company represents and warrants that (A) it is fully authorized to enter into this Agreement and to discharge the obligations set forth in it, (B) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree and (C) upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Senior Management Agreement as of the date first above written.

SOTERA HEALTH COMPANY

By:	/s/ Matthew Klaben
Name:	Matthew Klaben
Title:	Senior Vice President and General Counsel

[Signature Page to Amended and Restated Senior Management Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Senior Management Agreement as of the date first above written.

/s/ Michael B. Petras, Jr.
Michael B. Petras, Jr.

[Signature Page to Amended and Restated Senior Management Agreement]

EXHIBIT A

GENERAL RELEASE

I, Michael B. Petras, Jr. in consideration of and subject to the performance by Sotera Health Company, a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under the Amended and Restated Senior Management Agreement, dated as of November 10, 2020 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, the Sponsors and each of their respective Affiliates (as defined in the Agreement), and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company, the Sponsors and each of their respective Affiliates and the Company’s direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.

Effective as of the date of Separation (as defined in the Agreement), I have resigned from any and all positions and titles I hold with the Released Parties, including but not limited to my position on the Board (as defined in the Agreement) and the board of managers or directors of any Affiliate (as defined in the Agreement).

2.

I understand that other than the Accrued Obligations (as defined in the Agreement) or any accrued benefits that are otherwise earned and vested as of my date of Separation as contemplated in Section 1(c)(v) of the Agreement, any payments or benefits paid or granted to me under Section 1(c) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 1(c) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of my employment with the Company.

3.

Except as provided in Section 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of

1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing are collectively referred to herein as the “Claims”).

4.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by Section 2 above.

5.

I agree that this General Release does not waive or release any Claims (i) challenging that my waiver of any and all claims under the Age Discrimination in Employment Act of 1967 pursuant to this General Release is a knowing and voluntary waiver, (ii) to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that I do release my right to secure any damages for alleged discriminatory treatment, (iii) for accrued benefits that are earned and vested as of my date of Separation to the extent contemplated in Section 1(c)(v) of the Agreement, (iv) with respect to any rights I may have as a shareholder of the Company or under any outstanding equity award (including any rights to additional vesting of any outstanding equity and/or long-term incentive awards to which I am expressly entitled under the terms and conditions of the written plan documents and agreements pursuant to which such awards were granted), (v) with respect to any rights I may have to indemnification (and/or advancement of expenses) or director and officer insurance coverage as an officer, director or otherwise of any Released Party and (vi) that cannot be released as a matter of law.

6.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied which I have released herein. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company with respect to a Claim released by me herein, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in Section 3 above as of the execution of this General Release.

7.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.

Except as prohibited by applicable law, I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties with respect to a Claim I have released herein, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

9.

I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.

Notwithstanding anything herein to the contrary, nothing in this General Release shall (i) prohibit me from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal or state law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in provision (i); provided that, I am not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

11.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD) or any other self-regulatory organization, or any governmental entity.

12.

I agree to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained or I am otherwise expressly permitted to disclose such information pursuant to the Agreement or this General Release. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.

I agree and acknowledge that this General Release shall be governed by Delaware law. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT, AND THE CHANGES MADE SINCE THE _______________ __, _____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	THE CHANGES TO THE AGREEMENT SINCE _______________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(vii)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
Michael B. Petras, Jr.